Exhibit 99.1
Limoneira Company Announces Third Quarter Fiscal Year 2025 Financial Results

Company On Track to Merge Citrus Sales and Marketing into Sunkist Growers with $5 Million in Annual Selling and Marketing Cost Savings and EBITDA Improvement Beginning in Fiscal Year 2026

Company Reiterates Avocado and Lemon Volume Guidance for Fiscal Year 2025

Company Explores Providing Housing on the Limco Del Mar Ranch to Address Ventura County's Housing Needs

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 9, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2025.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We continue to make strides in unlocking long-term value in our two-part value creation strategy: agriculture production and land and water monetization. Regarding our agriculture production, the lemon market continued to face pricing pressure during the first two months of the third quarter and our fresh utilization was lower due to holding lemons in storage longer to capture higher prices during the final month of the quarter. Avocado pricing and volume were on plan, and we expect to achieve volume goals for both lemons and avocados in fiscal 2025.

Mr. Edwards continued, “As we enter the fourth quarter and begin to turn our attention to fiscal 2026, we are very excited about many profitable growth opportunities. We expect avocado production to improve in the coming years as newly planted acreage matures, and we expect lemons to return to profitability with more normalized lemon prices and fresh utilization levels in fiscal 2026. Our new strategic partnership with Sunkist for citrus sales and marketing is expected to drive $5 million in annual cost savings and EBITDA enhancement starting in fiscal 2026, while unlocking access to new, high-quality customers. Our Harvest at Limoneira project continues to sell homes ahead of schedule and we believe we are in a good position to divest additional land assets in fiscal 2026. Additionally, today we announced our plans to explore options for our Limco Del Mar property. This property has the opportunity for developing new residential neighborhoods complementing the surrounding neighborhoods and expanding the housing available in Ventura.”

Fiscal Year 2025 Third Quarter Results

For the third quarter of fiscal year 2025, total net revenues were $47.5 million, compared to total net revenues of $63.3 million in the third quarter of the previous fiscal year. Agribusiness revenues were $45.9 million, compared to $61.8 million in the third quarter of last fiscal year. Other operations revenue was $1.5 million for the third quarter of fiscal years 2025 and 2024.

Agribusiness revenue in the third quarter of fiscal year 2025 includes $23.8 million in fresh packed lemon sales, compared to $25.8 million of fresh packed lemon sales during the same period of fiscal year 2024. Approximately 1,397,000 cartons of U.S. packed fresh lemons were sold in aggregate during the third quarter of fiscal year 2025 at a $17.02 average price per carton, compared to approximately 1,400,000 cartons sold at an $18.43 average price per carton during the third quarter of fiscal year 2024. Brokered lemons and other lemon sales were $3.8 million and $9.8 million in the third quarter of fiscal years 2025 and 2024, respectively.

The Company recognized $8.5 million of avocado revenue in the third quarter of fiscal year 2025, compared to $13.9 million of avocado revenue in the third quarter of last fiscal year. Approximately 5,654,000 pounds of avocados were sold in aggregate during the third quarter of fiscal year 2025 at a $1.50 average price per pound, compared to approximately 8,855,000 pounds sold at a $1.57 average price per pound during the third quarter of fiscal year 2024.

The Company recognized $1.7 million of orange revenues in the third quarter of fiscal year 2025, compared to $1.2 million in the same period of fiscal year 2024. Approximately 94,000 cartons of oranges were sold during the third quarter of fiscal year 2025 at an $18.00 average price per carton, compared to approximately 43,000 cartons sold at a $26.98 average price per carton during the third quarter of fiscal year 2024.

Specialty citrus and wine grape revenues were $0.6 million for the third quarter of fiscal years 2025 and 2024.

Farm management revenues were $0.1 million in the third quarter of fiscal year 2025, compared to $3.2 million in the same period of fiscal year 2024. The decrease in farm management revenues in the third quarter of fiscal year 2025 was due to termination of the farm management agreement with PGIM Real Estate Finance, LLC effective March 31, 2025.

Total costs and expenses in the third quarter of fiscal year 2025 were $48.1 million, compared to $54.3 million in the third quarter of last fiscal year.

Operating loss for the third quarter of fiscal year 2025 was $0.6 million, compared to operating income of $9.0 million in the third quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2025 was $1.0 million, compared to net income applicable to common stock of $6.5 million in the third quarter of fiscal year 2024. Net loss per diluted share for the third quarter of fiscal year 2025 was $0.06, compared to net income per diluted share of $0.35 for the same period of fiscal year 2024.

Adjusted net loss for diluted EPS in the third quarter of fiscal year 2025 was $0.4 million or $0.02 per diluted share, compared to the third quarter of fiscal year 2024 adjusted net income for diluted EPS of $7.8 million or $0.42 per diluted share. A reconciliation of net income or loss attributable to Limoneira Company to adjusted net income or loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was $3.0 million in the third quarter of fiscal year 2025, compared to $13.8 million in the same period of fiscal year 2024. A reconciliation of net income or loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2025 First Nine Months Results

For the nine months ended July 31, 2025, total net revenues were $116.9 million, compared to $147.6 million for the same period in fiscal year 2024. The decrease was primarily due to decreased agribusiness revenues from lemons, avocados, and farm management, partially offset by increased agribusiness revenue from oranges. Operating loss for the first nine months of fiscal year 2025 was $9.3 million, compared to operating loss of $3.4 million in the same period last fiscal year. Net loss applicable to common stock, after preferred dividends, was $7.7 million for the first nine months of fiscal year 2025, compared to net income of $9.2 million in the same period last fiscal year. Net loss per diluted share for the first nine months of fiscal year 2025 was $0.43, compared to net income per diluted share of $0.51 in the same period of fiscal year 2024.

For the first nine months of fiscal year 2025, adjusted net loss for diluted EPS was $6.1 million compared to adjusted net income for diluted EPS of $12.9 million for the same period in fiscal year 2024. In the first nine months of fiscal year 2025, adjusted net loss per diluted share was $0.34 compared to adjusted net income per diluted share of $0.70 for the same period in fiscal year 2024, based on approximately 17.8 million and 18.3 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2025, net cash used in operating activities was $7.0 million, compared to net cash provided by operating activities of $11.3 million in the same period of the prior fiscal year. Net cash used in investing activities was $9.9 million, compared to net cash used in investing activities of $6.7 million in the same period last fiscal year. For the nine months ended July 31, 2025, net cash provided by financing activities was $15.9 million, compared to net cash used in financing activities of $7.1 million in the prior fiscal year.

Long-term debt as of July 31, 2025, was $63.3 million, compared to $40.0 million at the end of fiscal year 2024. Debt levels as of July 31, 2025, less $2.1 million of cash on hand, resulted in a net debt position of $61.3 million at quarter end. In April 2025, the Company received $10.0 million of its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies (“Lewis”). The distribution came from the joint venture’s available cash and cash equivalents, which as of July 31, 2025, totaled $36.4 million.

Real Estate Development and Water Transactions

The Company announced today a plan to explore a development that aligns with the urgent need for more housing in Ventura County, which has experienced a significant decline in housing production. Limoneira believes that infill development offers the opportunity for efficient well-planned development that has the potential to stimulate economic growth, create jobs, and contribute to vibrant livable communities.

The Limco Del Mar Ranch, a 221-acre agricultural infill property bordered by developed areas of the City of Ventura, is ideally suited for the development of additional housing to meet the needs of the community. Limoneira is committed to conducting a community-based planning process, a complete CEQA (California Environmental Quality Act) review, a SOAR (Save Open-space and Agricultural Resources) vote to consider adding the property to the City, and the LAFCO (Local Agency Formation Commission) review process for annexation to the City of Ventura, as well as ensuring review of the project by the City of Ventura City Council.

In October 2023, Harvest at Limoneira, the Company’s real estate joint venture, completed the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest at Limoneira. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

In January 2025, the Company sold water pumping rights in the Santa Paula Basin for $30,000 per-acre foot in three separate transactions. The total selling price was $1.7 million, and the Company recorded a gain on sales of water rights of $1.5 million.

Guidance

The Company continues to expect fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2025. The Company expects avocado volume to be approximately 7.0 million pounds for fiscal year 2025.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in April 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$16	$34	$41	$22	$42

The Company has 700 acres of non-bearing avocados estimated to become full bearing over the next two to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next two fiscal years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, we continue to see a strong EBITDA outlook that is underpinned by plans to expand avocado production by an additional 500 acres through fiscal year 2027 to capitalize on expected robust consumer demand trends. During this transition, fiscal year 2025 avocado volume was lower compared to fiscal year 2024 due to the alternate bearing nature of avocado trees. These operational results do not take into account anticipated additional gains from asset monetization.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 9, 2025, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through September 23, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13755282.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the merger of the Company's citrus sales and marketing into Sunkist Growers and managing the risks involved in the foregoing; the ability of the merger to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	July 31, 2025	October 31, 2024
Assets
Current assets:
Cash	$2,111	$2,996
Accounts receivable, net	19,514	14,734
Cultural costs	3,397	1,877
Prepaid expenses and other current assets	3,871	3,849
Receivables/other from related parties	4,164	2,390
Assets held for sale	13,258	—
Total current assets	46,315	25,846
Property, plant and equipment, net	153,856	162,046
Real estate development	10,407	10,201
Equity in investments	74,325	81,546
Goodwill	1,501	1,504
Intangible assets, net	2,766	5,221
Other assets	10,738	12,451
Total assets	$299,908	$298,815

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,749	$7,260
Growers and suppliers payable	5,631	8,960
Accrued liabilities	7,510	12,483
Payables to related parties	4,865	5,542
Current portion of long-term debt	39	559
Total current liabilities	25,794	34,804
Long-term liabilities:
Long-term debt, less current portion	63,326	40,031
Deferred income taxes	18,146	20,084
Other long-term liabilities	1,541	1,395
Total liabilities	108,807	96,314
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2025 and October 31, 2024) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2025 and October 31, 2024) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2025 and October 31, 2024)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,299,271 and 18,284,148 shares issued and 18,048,294 and 18,033,171 shares outstanding at July 31, 2025 and October 31, 2024, respectively)	180	180
Additional paid-in capital	170,849	170,243
Retained earnings	9,100	20,826
Accumulated other comprehensive loss	(6,793)	(6,614)
Treasury stock, at cost, 250,977 shares at July 31, 2025 and October 31, 2024	(3,493)	(3,493)
Noncontrolling interest	10,448	10,549
Total stockholders' equity	180,291	191,691
Total liabilities, convertible preferred stock and stockholders’ equity	$299,908	$298,815

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Net revenues:
Agribusiness	$45,942	$61,849	$112,376	$143,445
Other operations	1,536	1,456	4,526	4,197
Total net revenues	47,478	63,305	116,902	147,642
Costs and expenses:
Agribusiness	42,050	45,437	107,253	124,987
Other operations	1,086	1,250	3,266	3,861
Impairment of intangible asset	—	643	—	643
Gain on sales of water rights	—	—	(1,488)	—
Loss (gain) on disposal of assets, net	15	(12)	27	(129)
Selling, general and administrative	4,957	6,994	17,165	21,707
Total costs and expenses	48,108	54,312	126,223	151,069
Operating (loss) income	(630)	8,993	(9,321)	(3,427)
Other (expense) income:
Interest income	22	27	50	63
Interest expense, net of patronage dividends	(410)	(273)	(898)	(831)
Equity in earnings of investments, net	274	483	867	17,116
Other income, net	10	5	26	224
Total other (expense) income	(104)	242	45	16,572
(Loss) income before income tax (provision) benefit	(734)	9,235	(9,276)	13,145
Income tax (provision) benefit	(182)	(3,019)	1,924	(4,051)
Net (loss) income	(916)	6,216	(7,352)	9,094
Net loss attributable to noncontrolling interest	61	377	62	481
Net (loss) income attributable to Limoneira Company	(855)	6,593	(7,290)	9,575
Preferred dividends	(125)	(125)	(376)	(376)
Net (loss) income applicable to common stock	$(980)	$6,468	$(7,666)	$9,199

Basic net (loss) income per common share	$(0.06)	$0.36	$(0.43)	$0.51

Diluted net (loss) income per common share	$(0.06)	$0.35	$(0.43)	$0.51

Weighted-average common shares outstanding-basic	17,854	17,756	17,823	17,701
Weighted-average common shares outstanding-diluted	17,854	18,363	17,823	17,701

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, impairment of intangible asset, loss (gain) on disposal of assets, net and severance benefits are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(855)	$6,593	$(7,290)	$9,575
Interest income	(22)	(27)	(50)	(63)
Interest expense, net of patronage dividends	410	273	898	831
Income tax provision (benefit)	182	3,019	(1,924)	4,051
Depreciation and amortization	2,482	2,115	6,607	6,273
EBITDA	2,197	11,973	(1,759)	20,667
Stock-based compensation	762	1,204	2,245	3,139
Impairment of intangible asset	—	643	—	643
Loss (gain) on disposal of assets, net	15	(12)	27	(129)
Severance benefits	—	(17)	—	1,198
Adjusted EBITDA	$2,974	$13,791	$513	$25,518

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income for diluted EPS (in thousands, except per share data):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Net (loss) income attributable to Limoneira Company	$(855)	$6,593	$(7,290)	$9,575
Effect of preferred stock and unvested, restricted stock	(141)	(115)	(428)	(212)
Stock-based compensation	762	1,204	2,245	3,139
Impairment of intangible asset	—	643	—	643
Loss (gain) on disposal of assets, net	15	(12)	27	(129)
Severance benefits	—	(17)	—	1,198
Tax effect of adjustments at federal and state rates	(214)	(499)	(625)	(1,331)
Adjusted net (loss) income for diluted EPS	$(433)	$7,797	$(6,071)	$12,883

Diluted net (loss) income per common share	$(0.06)	$0.35	$(0.43)	$0.51
Adjusted diluted net (loss) income per common share	$(0.02)	$0.42	$(0.34)	$0.70

Weighted-average common shares outstanding - diluted	17,854	18,363	17,823	17,701
Effect of preferred stock	—	—	—	607
Adjusted weighted-average common shares outstanding - diluted	17,854	18,363	17,823	18,308

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2025
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$28,123	$6,063	$—	$8,488	$3,268	$45,942
Intersegment revenues	—	8,493	(8,493)	—	—	—
Total net revenues	28,123	14,556	(8,493)	8,488	3,268	45,942
Costs and expenses	29,298	12,724	(8,493)	3,733	2,546	39,808
Depreciation and amortization	—	—	—	—	—	2,242
Operating income (loss)	$(1,175)	$1,832	$—	$4,755	$722	$3,892

	Agribusiness Segment Information for the Three Months Ended July 31, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$36,746	$5,200	$—	$13,897	$6,006	$61,849
Intersegment revenues	—	10,499	(10,499)	—	—	—
Total net revenues	36,746	15,699	(10,499)	13,897	6,006	61,849
Costs and expenses	32,977	11,144	(10,499)	4,104	5,912	43,638
Depreciation and amortization	—	—	—	—	—	1,799
Operating income	$3,769	$4,555	$—	$9,793	$94	$16,412

Lemons	Q3 2025	Q3 2024	Lemon Packing	Q3 2025	Q3 2024
United States:			Cartons packed and sold	1,397	1,400
Acres harvested	1,600	1,900	Revenue	$14,556	$15,699
Limoneira cartons sold	385	531	Direct costs	$12,724	$11,144
Third-party grower cartons sold	1,012	869	Operating income	$1,832	$4,555
Average price per carton	$17.02	$18.43
			Avocados	Q3 2025	Q3 2024
Chile:			Pounds sold	5,654	8,855
Lemon revenue	$182	$331	Average price per pound	$1.50	$1.57
40-pound carton equivalents	96	134
			Other Agribusiness	Q3 2025	Q3 2024
Other:			Orange cartons sold	94	43
Lemon packing	$6,063	$5,200	Average price per carton	$18.00	$26.98
Lemon by-product sales	$510	$1,181	Specialty citrus cartons sold	17	25
Brokered lemons and other lemon sales	$3,663	$9,422	Average price per carton	$36.01	$22.00
			Farm management	$102	$3,202
Agribusiness costs and expenses	Q3 2025	Q3 2024	Other	$852	$1,094
Packing costs	$12,724	$11,144
Harvest costs	3,910	4,330
Growing costs	4,056	7,650
Third-party grower and supplier costs	18,670	19,860
Other costs	448	654
Depreciation and amortization	2,242	1,799
Agribusiness costs and expenses	$42,050	$45,437